EXHIBIT 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 11, 2003 (except for Note 16, as to which the date is August 8, 2003) included in the Proxy Statement of Pervasive Software Inc. that is made a part of the Registration Statement (Form S-4 filed on September 23, 2003) and Prospectus of Pervasive Software Inc. for the registration of 5,000,000 shares of its common stock.

/s/  ERNST & YOUNG LLP

Austin, Texas

September 18, 2003